Joint Filing Agreement

     In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby confirm the agreement by and among them to the joint filing on behalf of them of a Statement on Schedule 13D (including any and all amendments thereto) with respect to the Common Stock, par value $0.001 per share, of Solaris Power Cells, Inc., a Nevada corporation, and that this agreement may be included as an exhibit to such joint filing.

     IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of September 25, 2013.

/s/Curtis Young
Curtis Young

GATEHOUSE CAPITAL INC.

/s/Curtis Young
Name: Curtis Young
Title: President